Exhibit 4.11
EQUITY PLEDGE AGREEMENT
between
Qian Cheng Wu You Network Information Technology (Beijing) Company Limited
and
JIN Weimin and WANG Tao
September 11, 2007

EQUITY PLEDGE AGREEMENT
This EQUITY PLEDGE AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into on the 11th day of September, 2007 by and between the following parties:

Pledgee:	Qian Cheng Wu You Network Information Technology (Beijing) Company Limited (“Party A”); and

Pledgor:	Mr. JIN Weimin and Mr. WANG Tao (JIN Weimin and WANG Tao hereinafter referred to as “Party B” collectively)
WHEREAS:
1.	Party B are shareholders of Beijing Run An Information Consultancy Company Limited (“Run An”), in where JIN Weimin holds 50% equity interest and WANG Tao holds 50% equity interest;

2.	According to the Technical and Consulting Service Agreement entered into by and between Party A and Run An on September 11, 2007 (hereinafter referred to as the “Master Agreement”), Run An shall engage Party A as its exclusive technology provider, and shall pay the relevant service fee to Party A. The term for the Master Agreement is ten (10) years;

3.	In order to secure the performance of the obligations of Run An under the Master Agreement, Party B will pledge to Party A all the equity interest it holds in Run An, and Party A agrees to accept such pledge.
NOW THEREFORE, with respect to the aforesaid pledge of equity, the Parties to this Agreement hereby mutually agree through consultations as follows:
Article 1 Creation of Pledge on the Pledged Equities
As a security for Run An to perform all of its obligations under the Master Agreement, Party B agrees to pledge to Party A 100% of the equity of Run An held by Party B (“Pledged Equities”), and Party A agrees to accept from Party B such pledge.
Article 2 Coverage of Security
The pledge provided by Party B as a security shall cover the obligations under the Master Agreement, penalties, compensations, the expenses for exercise of the right of pledge, and all other payments payable.
Article 3 Pledged Equities
Particulars for Party B, Run An and the Pledged Equities are set out in Appendix I hereto.

Article 4 Representations and Warranties
4.1	Party A represents and warrants that:
4.1.1	Party A is a company incorporated and registered and duly existing under the PRC laws;

4.1.2	Party A has the power and authorization to execute and perform this Agreement. The execution and performance by Party A of this Agreement are in compliance with the business scope, and the articles of association or other incorporation documents of Party A. Party A has obtained all necessary and appropriate approvals and authorizations to execute and perform this Agreement;

4.1.3	The execution and performance by Party A of this Agreement are not against any law or regulation, or any government approval, authorization, notice or other government document, which is binding upon or affects Party A, nor are such execution and performance against any agreement concluded by Party A and any third party, or any covenant made by Party A to any third party; and

4.1.4	Upon the execution of this Agreement, this Agreement shall constitute valid obligations of Party A which are enforceable against Party A.
4.2	Party B represents and warrants that:
4.2.1	Run An is a limited liability company organized and registered and duly existing under the PRC laws, and has the authorization to provide human resources service and Internet content consulting service;

4.2.2	Party B has the power and authorization to execute and perform this Agreement, and Party B has obtained all necessary and appropriate approvals and authorizations to execute and perform this Agreement;

4.2.3	Party B has obtained a resolution required for the execution of this Agreement from the shareholders meeting of Run An, which resolution is attached hereto as Appendix II;

4.2.4	The execution and performance by Party B of this Agreement are not against any law or regulation, or any government approval, authorization, notice or other government document, which is binding upon or affects Party B, nor are such execution and performance against any agreement concluded by Party B and any third party, or any covenant made by Party B to any third party;

4.2.5	Upon the execution of this Agreement, this Agreement shall constitute valid obligations of Party B enforceable against Party B;

4.2.6	Party B has fully paid up all required capital contributions according to the law in connection with the Pledged Equities and has obtained the capital verification report issued by a qualified accounting firm regarding the capital contributions;

4.2.7	As of the execution date of this Agreement, no currently valid mortgage, pledge or any other security arrangements has been created on the Pledged Equities;

4.2.8	As of the execution date of this Agreement, there is no offer made by Party B to any third party to transfer the Pledged Equities hereunder, nor is there any covenant made by Party B with respect to any offer made by any third party to purchase the Pledged Equities hereunder;

4.2.9	As of the execution date of this Agreement, there is no agreement entered into by and between Party B and any third party to transfer the Pledged Equities hereunder.

4.2.10	As of the execution date of this Agreement, there is no dispute, litigation, arbitration, administrative procedures or any other legal procedures in connection with Party B, Run An and/or the Pledged Equities, nor is there any potential dispute, litigation, arbitration, administrative procedures or any other legal procedures in connection with Party B, Run An and/or the Pledged Equities.
Article 5 Special Agreements
5.1	From the date of this Agreement to the date when Run An fully performs its obligations under the Master Agreement (hereinafter referred to as “Pledge Termination Date”), Party B shall not conduct any of the following without the prior written consent of Party A:
5.1.1	create any mortgage, pledge or other security arrangement on the Pledged Equities;

5.1.2	take any actions which may hamper Party A’s rights against the Pledged Equities or any of Party A’s rights under this Agreement;

5.1.3	Party B shall not transfer the Pledged Equities or otherwise dispose of any rights in the Pledged Equities without the written consent of Party A; or

5.1.4	Party B undertakes that, without the prior written consent of Party A, Party B shall not take any actions or omissions that may materially affect the assets, business or liabilities of Run An.
5.2	To avoid any depreciation of the Pledged Equities due to the operation of Run An, before Party B decides on any of the following matters, a prior written consent shall be obtained from Party A:
5.2.1	profit distributions;

5.2.2	increase or decrease of the registered capital;

5.2.3	issuance of bonds;

5.2.4	merge, split up or any change in the form of the entity;

5.2.5	dissolution and liquidation;

5.2.6	any change of the business scope;

5.2.7	amendment of the articles of association;

5.2.8	borrowing from any third party or assumption of any indebtedness to any third party in the name of Run An; and

5.2.9	appointment of the member of the board of Run An.
Party B further agrees that Party A shall recommend the candidates of the general manager and other senior executives of Run An and Party B shall cause the board of directors to appoint the general manager and other senior executives only from those candidates recommended by Party A.
5.3	Party B hereby irrevocably grants Party A and/or the company or individual designated by Party A the option to purchase Party B’s equity interest in Run An (“Option”) as follows:
5.3.1	To the extend permitted under PRC laws, Party A and/or the company or individual designated by Party A shall exercise the Option, in whole or in part, at any time during the term of this Agreement to acquire from Party B and hold the equity interest of Run An. Upon the full exercise of the Option, Party A and/or the company or individual designated by Party A will acquire from Party B and hold 100% of the equity . In the event that the then applicable PRC laws prohibit Party A and/or the company or individual designated by Party A from fully exercising the Option, Party A and/or the company or individual designated by Party A shall exercise the Option to the fullest extent permitted by the applicable law. The Option price shall be the lowest price permitted under the applicable laws.

5.3.2	Upon the exercise of the Option by Party A and/or the company or individual designated by Party A, Party B is obligated to transfer the relevant equity to Party A and/or the company or individual designated by Party A.

5.3.3	Party B hereof agrees that, without the written consent of Party A, it will not grant a third party the same or similar option.

5.3.4	Party A and/or the company or individual designated by Party A shall exercise the Option in a manner permitted by law at any time after the date of this Agreement. To the extent permitted under PRC laws, Party A and/or the company or individual designated by Party A may exercise the Option, in whole or in part, and at one time or otherwise purchase the equity that it has the right to purchase under this Agreement.

5.3.5	When Party A and/or the company or individual designated by Party A exercises the Option, it shall issue Party B an Option Notice with respect to the exercise of such

Option. Once the Option Notice is issued, Party B shall promptly perform its obligation to transfer such equity to Party A and/or the company or individual designated by Party A.

5.3.6	Party B shall, within 60 days following the issuance of the Option Notice by Party A and/or the company or individual designated by Party A to Party B, complete all procedures and formalities necessary for Party A and/or the company or individual designated by Party A to acquire the relevant equity and become the legal holder of such equity.
Article 6 Disposal of the Pledged Equities
6.1	In case of occurrence of any one or several of the following events during the term of the pledge hereunder, Party A shall have the right to dispose of the Pledged Equities under this Agreement in accordance with the law and this Agreement:
6.1.1	Run An is in default under the Master Agreement;

6.1.2	Run An breaches any provisions contained herein,

6.1.3	Pledgor breaches any representation, warranty or covenant it makes under Article 4 and Article 5 hereof;

6.1.4	Run An suspends its operations or is dissolved, or is ordered to suspend its operations or to dissolve, or is declared insolvent;

6.1.5	Run An is involved in any dispute, litigation, arbitration, administrative procedures or any other legal procedures which, in the opinion of Party A, are capable of affecting the performance of the Master Agreement and/or this Agreement; or

6.1.6	other occurrences stipulated by relevant laws and regulations.
6.2	Upon the occurrence of any one or several of the above events, and subject to the relevant laws and regulations, Party A shall have the right to dispose of the Pledged Equities in any one or several of the following manners:
6.2.1	convert the Pledged Equities into value;

6.2.2	auction or sale of the Pledged Equities;

6.2.3	in other manners permitted by the relevant laws and regulations.
6.3	The proceeds received by Party A by disposing of the Pledged Equities hereunder according to the foregoing provisions shall be used in the following priority:
6.3.1	to pay for all necessary taxes and fees incurred due to the disposal of the Pledged Equities;

6.3.2	to pay for amounts payable by Run An to Party A under the Master Agreement within the coverage set forth in Article 2 hereof, and amounts payable to Party A due to breach of this Agreement by Party B; and

6.3.3	the remaining proceeds after all the above payments have been made shall be refunded to Party B.
6.4	At the time of the disposal of the Pledged Equities by Party A and upon request of Party A, Party B shall provide all relevant documents requested by Party A and Party A’s agents, complete and assist Party A in completing the procedures for all approvals of and registration with the government authority in connection with the disposal of the Pledged Equities.
Article 7 Registrations
At the same time of the execution of this Agreement, the Pledged Equities under this Agreement shall be recorded on the shareholders list of the Run An as set out in Appendix III hereto.
Article 8 Term and Termination of Pledge
8.1	The Pledge Term shall commence on the effective date of this Agreement, ending on the day when Run An completes the performance of all of its obligations under the Master Agreement.

8.2	The pledge of the Pledged Equities shall be automatically terminated upon the expiration of the aforesaid Pledge Term. The termination of the pledge shall be recorded on the shareholders list of Run An.
Article 9 Taxes and Fees
All taxes and fees incurred by the Parties hereto due to the execution and performance of this Agreement shall be borne by the Parties in accordance with the relevant provisions of PRC laws.
Article 10 Liabilities for Breach of Contract
10.1	In the event of any loss suffered by one Party hereto due to any breach of this Agreement by the other Party, such defaulting Party shall be liable pursuant to the law for all losses thus caused to the non-defaulting Party.

10.2	Any allowance, grace period and deferred exercise of the rights entitled under this Agreement granted by one Party in connection with the other Party’s default or delay shall not be deemed as a waiver by such Party of any of its rights.
Article 11 Force Majeure
11.1	For the purpose of this Agreement, a force majeure event shall refer to government act, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, or any event which is unforeseeable by and beyond the control of any Party (hereinafter referred to as a “Force Majeure Event”). If any Force Majeure Event occurs to any Party hereto, such Party shall notify the other Party in a timely manner.

11.2	In the event of any Force Majeure Event, no Party shall be held liable for any damage, loss or increased cost caused by its failure of or delay in the performance of this Agreement due to such Force Majeure Event, and such failure of or delay in the performance of this Agreement due to any Force Majeure Event shall not be deemed as a breach of this Agreement. The Party affected by a Force Majeure Event shall take appropriate measures to set off or minimize the effects of such Force Majeure Event, and shall exert its best efforts to perform any of its obligation the performance of which has been prevented or delayed due to such Force Majeure Event. The Parties hereto agree that, upon termination of such Force Majeure Event, they shall exert their best efforts to perform this Agreement.
Article 12 Notice
All notices hereunder shall be either delivered by personal delivery or via facsimile or registered mail. A notice, if sent by registered mail, shall be deemed to have been served on the date of the receipt as specified on the return receipt of the registered mail, or if sent by personal delivery or via facsimile, shall be deemed to have been served on the date immediately following the date on which such notice is sent. If a notice is sent via facsimile, the original of such notice shall be sent by registered mail or by personal delivery immediately after the transmission.
Article 13 Disputes Resolutions
13.1	If any dispute arises from the interpretation and performance of this Agreement, the Parties hereto shall first settle such dispute through friendly consultations. Should such dispute fail to be settled through the consultations, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall be conducted in Beijing according to the then applicable arbitration rules of CIETAC. The arbitration award shall be final and binding upon both Parties.

13.2	In the event of any dispute arising out of the interpretation and performance hereof or if any such dispute is under arbitration, each Party hereto shall continue to exercise its other rights and perform its other obligations under this Agreement not subject to the disputes.
Article 14 Modifications and Amendments
This Agreement may be modified or supplemented by written agreement between the Parties hereof. Any amendment agreement and/or supplementary agreement concluded between the Parties hereto regarding this Agreement shall be an integral part of this Agreement and shall have the same force.
Article 15 Severability
The invalidity of any provisions under this Agreement shall not affect the validity of other provisions hereunder.

Article 16 Joint and Severable Liability
JIN Weimin and WANG Tao shall, jointly and severally, be liable for the obligations under this Agreement.
Article 17 Appendix
Appendixes attached to this Agreement shall constitute an integral part of this Agreement and shall have the same force.
Article 18 Miscellaneous
The Parties have caused their respective duly authorized representatives to execute this Agreement and affixed their respective company seal hereto on the day and year first written above. This Agreement shall become effective on the date when the pledge has been recorded on the shareholders list of Run An. This Agreement shall be written in three (3) counterparts, each of Party A and Party B shall hold one counterpart. All counterparts shall have the same force.
Party A (Pledgee): Qian Cheng Wu You Network Information Technology (Beijing) Company Limited
[Company Seal of Qian Cheng Wu You Network Information Technology (Beijing) Company Limited]
Authorized representative: ___________________________
Party B (Pledgor):

/s/ JIN Weimin
JIN Weimin

/s/ WANG Tao
WANG Tao

Appendix I Particulars

Pledgor:	JIN Weimin

Nationality:	China

Address:	No. 2-25, Tuan Jie Building, Shang Jian Road, Xian

Telephone:

Pledgor:	WANG Tao

Nationality:	China

Address:	No. 6, Deng Lai Hutong, Xuanwu District, Beijing

Telephone:

Run An:

Enterprise Name:	Beijing Run An Information Consultancy Company Limited

Establishment Date:	January 29, 1997
Registered Address: Room 704, Building B, Global Trade Center, No. 36 North Third Circle Road (E), Dong Cheng District, Beijing, China
Shareholders: Mr. JIN Weimin and Mr. WANG Tao, where Mr. JIN Weimin holds 50% equity interest of Run An, and Mr. WANG Tao holds 50% equity interest.

Appendix II Resolution of Shareholders Meeting of Beijing Run An Information Consultancy Company Limited
The shareholders meeting of Beijing Run An Information Consultancy Company Limited (the “Company”) made this resolution as follows with unanimous vote with respect to the Equity Pledge Agreement entered into by and between the shareholders of the Company and Qian Cheng Wu You Network Information Technology (Beijing) Company Limited on September 11, 2007.
Resolved and approved that the shareholders of the Company pledge 100% equity of the Company to Qian Cheng Wu You Network Information Technology (Beijing) Company Limited.
This Shareholders Meeting Resolution is executed by and submitted to the following shareholders on September 11, 2007:
Shareholder: JIN Weimin

/s/ JIN Weimin

Shareholder: WANG Tao

/s/ WANG Tao

Appendix III Shareholders List for Beijing Run An Information Consulting Company Limited

	Proportionate
Shareholder	Contribution	Particulars of Shareholder	Shareholder Pledge Registration
JIN Weimin	50%	Nationality: China Address: No. 2-25, Tuan Jie Building, Shang Jian Road, Xian Telephone:	In accordance with the Equity Pledge Agreement entered into by and between JIN Weimin and WANG Tao and Qian Cheng Wu You Network Information Technology (Beijing) Company Limited. Dated September 11, 2007, JIN Weimin has pledged all of his equity in Run An to Qian Cheng Wu You Network Information Technology (Beijing) Company Limited. The registration date for the Equity Pledge shall be the execution date of such Equity Pledge Agreement.

WANG Tao	50%	Nationality: China Address: No. 6, Deng Lai Hutong, Xuanwu District, Beijing Telephone:	In accordance with the Equity Pledge Agreement entered into by and between JIN Weimin and WANG Tao and Qian Cheng Wu You Network Information Technology (Beijing) Company Limited. dated as of September 11, 2007, WANG Tao has pledged all of his equity in Run An to Qian Cheng Wu You Network Information Technology (Beijing) Company Limited. The registration date for the Equity Pledge Agreement shall be the execution date of such Equity Pledge Agreement.
Beijing Run An Information Consultancy Company Limited
[Company Seal of Beijing Run An Information Consultancy Company Limited]
Legal Representative: _____________________________________
Shareholder: ____________________________________________
Shareholder: ____________________________________________
Date: September 11, 2007